Exhibit 8.1

Subsidiaries of Registrant

Name	Place of Incorporation
Banco Santander (México), S.A., Institución de Banca Múltiple, Grupo Financiero Santander México	Mexico
Casa de Bolsa Santander, S.A. de C.V. Grupo Financiero Santander México	Mexico
Santander Consumo, S.A. de C.V. SOFOMER. E.R.	Mexico
Instituto Santander Serfin, A.C.	Mexico
Santander Servicios Corporativos, S.A. de C.V.	Mexico
Santander Servicios Especializados, S.A. de C.V.	Mexico
Santander Holding Vivienda, S.A. de C.V.	Mexico
Santander Hipotecario, S.A. de C.V. SOFOM. E.R.	Mexico
Santander Vivienda, S.A. de C.V. SOFOM. E.R.	Mexico
Fideicomiso GFSSLPT, Banco Santander, S.A.	Mexico
Banco Santander, S.A., Fideicomiso 100740	Mexico
Fideicomiso 361 (HICOACB06U and HICOACB06-2U)	Mexico